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                                                                  Exhibit (c)(3)

                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT, dated as of December 17, 1999 between SERSys Acquisition Corporation, a Delaware corporation (the "Company," which term shall refer to EIS International, Inc. ("EIS") after the Effective Time, as defined below), and James E. McGowan (the "Executive"). In consideration of the mutual covenants and representations herein contained and the mutual benefits derived herefrom, the parties, intending to be legally bound, covenant and agree as follows:

        1. PURPOSE. The Company is engaged in the business of software solutions (the "Business"). The Company has entered into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), pursuant to which the Company shall merge with and into EIS International, Inc., following the completion of the tender offer described in the Merger Agreement (the "Tender Offer"). The Company wishes to employ the Executive, and the Executive has agreed to be employed by the Company, on the terms and conditions herein provided, to be effective at the Effective Time of the Merger (as defined in the Merger Agreement). If, after consummation of the Tender Offer, the Effective Time does not occur promptly as contemplated by the Merger Agreement, the Company shall cause EIS to enter into an employment agreement with Executive, and Executive agrees to enter into such employment agreement, on terms identical to those contained herein and each shall take such other actions as shall be necessary to provide Executive and EIS with all of the benefits contemplated by this Agreement, including, without limitation, preparing and executing additional agreements in place of those contemplated by this Agreement.

        2.     FULL-TIME EMPLOYMENT OF EXECUTIVE - DUTIES AND STATUS.

               (a) The Company hereby engages the Executive as a full-time executive employee to hold the office of President and Chief Executive Officer, and shall nominate him for election to the board of directors of the Company, for the period (the "Employment Period") specified in Section 4(a) hereof with such duties and responsibilities as Executive has performed in the past for EIS International, Inc., and the Executive accepts such employment, on the terms and conditions set forth in this Agreement. Throughout the Employment Period, the Executive shall faithfully exercise such authority and perform such executive duties as are commensurate with the authority and duties of Chief Executive Officer of the Company. Executive shall perform such duties in the same fashion, at the same locations, and with the same general amount of travel, as has historically been the case in connection with Executive's prior work for the Business.

               (b) Throughout the Employment Period, the Executive shall devote his full business time and efforts to the business of the Company and will not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or corporation which competes, conflicts or interferes with the performance of his duties hereunder in any way, excepting that (i) the Executive shall be



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entitled to accept such additional office or offices to which he may be appointed by the Company, provided that the performance of the duties of such office or offices shall generally be consistent with the scope of the duties provided for in Section 2(a) hereof and (ii) subject to the provisions of
Section 5 hereof and the approval of the Board of Directors of the Company, the Executive will be permitted to serve as a director of one or more corporations not affiliated with the Company.

               (c) The Executive agrees to execute the Employee Proprietary Information and Inventions Agreement (the "Proprietary Rights Agreement"), attached hereto as EXHIBIT A, and to comply with the provisions thereof. The Executive understands that both entering into and complying with the terms of the Proprietary Rights Agreement is a condition to the Executive's continued employment with the Company and that Executive's material breach of his obligations under Sections 1 and 2 of the Proprietary Rights Agreement will, if not cured within thirty (30) days after written notice of such breach is delivered by the Company to Executive, constitute "cause" for purposes of this Agreement. The Executive further represents and warrants that his employment by the Company, and the performance by the Executive of his duties hereunder, will not violate any of the terms and conditions of any agreement with any previous employer.

        3. COMPENSATION AND GENERAL BENEFITS. As full compensation for his services to the Company, the Executive shall, during the Employment Period, be compensated as follows:

               (a) The Company shall pay to the Executive a salary (the "Salary") based upon a per annum rate of three hundred and twenty-five thousand dollars ($325,000.00). The Salary shall be payable in periodic equal installments on a monthly basis, less such sums as may be required to be deducted or withheld under applicable provisions of federal, state and local law.

In addition to salary, the Executive shall be eligible for bonuses. A bonus up to but not exceeding fifty percent (50%) of the Salary per calendar year shall be payable in the case of good performance. Furthermore, an additional bonus up to but not exceeding fifty percent (50%) of the Salary per calendar year shall be payable in the case of exceptional performance. The objectives to achieve such bonuses will be defined by the compensation committee of the board before January 15 of the relevant year.

The total compensation shall be increased after December 30, 2001 and the salary and bonuses shall be reviewed as part of the total increase in compensation.

               (b) Throughout the Employment Period and to the extent commensurate with the Executive's level of responsibility within the Company, the Executive shall be entitled to participate in such pension, profit sharing, bonus or incentive compensation, incentive, group and individual disability, group and individual life, survivor income, sickness, accident, dental, medical and health benefits and other



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plans of the Company or additional benefit programs, which may be established by the Company for its executive officers, as and to the extent any such benefit programs, plans and arrangements are or may from time to time be in effect, to the extent that the Executive is eligible to participate in such plans under the terms of such plans. Notwithstanding the above, the Executive shall be entitled to participate in the stock option plan that shall be adopted by the Company at the Effective Time in the form attached hereto as Exhibit B at levels commensurate with his position in the Company and with industry practices generally (with such plan to be registered under the Securities Act of 1933 on Form S-8 as soon as practicable following the initial public offering of the Company's common stock, subject to the discretion of the managing underwriter of such offering), and the Company shall retain the existing life insurance policy on Executive. The Company shall enter into the Stock Option Grant Agreement and the Stockholders Agreement in the form attached hereto as Exhibits C and D effective as of the Effective Time. The Stock Option Agreement shall provide for the issuance to Executive of options to acquire shares of the Company's common stock equal to 5% of the number of shares issued and outstanding immediately following the Effective Time. The Company shall take all action necessary to authorize such number of shares for issuance. The death benefit of such policy shall be payable to any beneficiary as designated by the Executive.

               (c) The Company shall reimburse the Executive from time to time for all reasonable and customary business expenses incurred by him in the performance of his duties hereunder, provided that the Executive shall submit vouchers and other supporting data to substantiate the amount of said expenses in accordance with Company policy from time to time in effect.

               (d) Throughout the Employment Period, the Executive shall be entitled to four (4) weeks of annual vacation. In addition, Executive shall be entitled to leave of absence and leave for illness or temporary disability in accordance with the policies of the Company in effect from time to time for its executive officers or, if more generous, the policy in effect for its employees generally. Vacation leave and leave of absence, if taken by the Executive, shall be taken at such times as are reasonably acceptable to the Company. Any leave on account of illness or temporary disability which is short of Total Disability (as defined in Section 4(c)(ii) hereof) shall not constitute a breach by the Executive of his agreements hereunder even though leave on account of a Total Disability may be deemed to result in a termination of the Employment Period under the applicable provisions of this Agreement.

               (e) If the Company purchases and maintains at any time during the term of this Agreement one or more life insurance policies on the life of the Executive, in addition to any policies purchased pursuant to Section 3(b) hereof, in whatever amount or amounts which the Company deems desirable, the Company shall be the beneficiary of such policy or policies and the Executive shall cooperate with the Company and submit to such reasonable medical examinations as are necessary to enable the Company to purchase and maintain in full force and effect such additional insurance policy or policies.

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               (f) During the term of this Agreement, the Company shall pay to the Executive an automobile allowance of $600 per month.

        4.     EMPLOYMENT PERIOD.

               (a) Duration. The Employment Period shall commence on the date of this Agreement and shall continue until the close of business on December 30, 2001, unless earlier terminated for "cause" (as defined in Section 4(c)(i) hereof). Thereafter, the Employment Period shall continue until the earlier of
(i) termination by the Company without "cause", or (ii) termination of this Agreement by the Company for "cause" (as defined in Section 4(c)(i) hereof), or
(iii) the Executive's resignation for "good reason" (as defined in Section 4(c)(iii)), or (iv) the Executive's resignation without "good reason", provided that the Executive provides no less than three (3) months notice to the Company of such resignation, or (v) the death or Total Disability of the Executive.

               (b)    Payments Upon Termination.

                      (i) Except as otherwise provided herein, if the Executive's employment is terminated by the Company for any reason other than "cause" (as defined in Section 4(c)(i) hereof), or by the Executive for "good reason" (as defined in Section 4(c)(iii) hereof), at any time during the Employment Period, the Company shall pay to, or provide at the Company's expense for, as the case may be, the Executive:

                             (A) (i)if such termination occurs before January 1,
2001, 100% of his Salary for the remainder of the term of this Agreement, equal to at least 12 months and (ii) if such termination occurs after January 1, 2001, 100% of his annual Salary, with such amounts payable in equal installments over a three (3) month period commencing on the date of termination; and

                             (B) for a period of twelve (12) months following
such termination, the sickness, health and disability insurance programs to which he would have been entitled under this Agreement if he had remained in the employ of the Company for such twelve-month period.

                      (ii) If the Executive's employment is terminated (A) by the Company for "cause", or (B) by the Executive by resignation without "good reason", or (C) upon the death or due to the "Total Disability" (as defined in Section 4(c)(ii) hereof) of the Executive, then the Company shall have no further liability to the Executive hereunder with respect to periods following the date of such termination, except (1) for the Salary which has accrued through the date of termination, which amounts shall be paid by the Company within thirty (30) days of such termination; and (2) for such other benefits as may be required to be provided by the Company under the provisions of applicable law.

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               (c) Definitions. When used in this Agreement, the words "cause",
"Total Disability" and "good reason" shall have the respective meanings set forth below:

                      (i) The term "cause" means: (A) the Executive's failure to devote his full business time and efforts to the business of the Company as required by Section 2(b) after reasonable notice to the Executive by the Board specifying such failure and providing the Executive with a reasonable opportunity to cure such failure given the context of the circumstances, (B) the Executive's material breach of the covenants or agreements contained in Sections 1 and 2 of the Proprietary Rights Agreement, if not cured within thirty (30) days after written notice of such breach is delivered by the Company to Executive, (C) the commission by Executive of an intentional tort causing material loss or damage to the Company, (D) the commission by Executive of any crime or act of fraud or material dishonesty against Company and/or its subsidiaries and affiliates causing material loss or damage to the Company, or
(E) the commission by Executive of any serious felony (not involving motor vehicles) evidencing moral turpitude. Notwithstanding the foregoing, or anything else in this Agreement to the contrary, no termination by Company of Executive's employment hereunder for Cause shall occur, and Executive's full salary and benefits shall continue, until the existence of Cause (or other reason for termination permitted hereunder) is finally determined by final and binding adjudication pursuant to an arbitration proceeding taking place in the Northern Virginia area under the then applicable rules of the American Arbitration Association. Both parties consent to such arbitration as the required method of dispute resolution with respect to such issues.

                      (ii) To the extent permitted by applicable law, the term "Total Disability" means total disability as defined in the Company's group and individual disability plans, if any. If the Company does not have in existence such plans, then "Total Disability" shall mean:

                             (y)    The inability to perform the duties required
hereunder for a continuous period of six (6) months during the Employment Period due to "mental incompetence" or "physical disability" as hereinafter defined. The Executive shall be considered to be mentally incompetent and/or physically disabled: (A) if he is under a legal decree of incompetency (the date of such decree being deemed the date on which such mental incompetence occurred for purposes of this Section 4(c)); or (B) because of a "Medical Determination of Mental and/or Physical Disability." A Medical Determination of Mental and/or Physical Disability shall mean the written determination by: (1) the physician regularly attending the Executive, and (2) a physician selected by the Company, that because of a medically determinable mental and/or physical disability the Executive is unable to perform each of the essential functions of the Executive, and such mental and/or physical disability is determined or reasonably expected to last twelve (12) months or longer after the date of determination, based on medically available information. If the two physicians do not agree, they shall jointly choose a third consulting physician and the written opinion of the majority of these three (3) physicians shall be conclusive as to such mental and/or physical disability and shall be binding on

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the parties. The date of any written opinion which is conclusive as to the mental and/or physical disability shall be deemed the date on which such mental and/or physical disability commenced for purposes of this Section 4(c), if the written opinion concludes that the Executive is mentally and/or physically disabled. In conjunction with determining mental and/or physical disability for purposes of this Agreement, the Executive consents to any such examinations which are relevant to a determination of whether he is mentally and/or physically disabled, and which is required by any two (2) of the aforesaid physicians, and to furnish such medical information as may be reasonably requested, and to waive any applicable physician patient privilege that may arise because of such examination. All physicians selected hereunder shall be Board-certified in the specialty most closely related to the nature of the mental and/or physical disability alleged to exist.

                             (z) For purposes of determining whether the
Executive is mentally incompetent or physically disabled for the continuous six
(6) month period specified in this Section 4(c), such disability shall be deemed to continue from the date of any legal decree of incompetency, or written opinion which is conclusive as to the mental and/or physical disability, through the date the legal decree expires or is otherwise revoked or removed, or the date on which the mental and/or physical disability has ceased, as the case may be, as set forth in a written opinion prepared by the physicians described in this Section 4(c) pursuant to the procedures provided herein.

                      (iii) The term "resignation for good reason" or "good reason" means any of the following:

                             (A)    the failure of the Company within ten (10)
days written notice by the Executive to the Board to make any payment due to the Executive hereunder;

                             (B) without the express written consent of the
Executive, any change by the Company in the Executive's function, duties, or responsibilities not generally consistent with those contemplated in Section 2 hereof, which is not rescinded within thirty (30) days after the Executive has given the Board written notice of such change which notice specifies in detail the change;

                             (C) any decrease in the Executive's base salary,
life or disability insurance coverage or benefits payable to the Executive or to which he is entitled other than a decrease in benefits which is part of a general decrease in benefits provided or payable to officers and other salaried employees of the Company;

                             (D) any material failure (other than a failure to
make payments) by the Company to comply with any of the provisions of this Agreement, which change or failure, as the case may be, continues unremedied for thirty (30) days after Executive has given the Board written notice of such change or failure which notice specifies in detail the change or failure, as the case may be;

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                             (E) upon (i) any sale, exchange or other
disposition of substantially all of the Company's assets or over 50% of its Common Stock; or (ii) any merger, share exchange, consolidation or other reorganization or business combination in which the Company is not the surviving or continuing corporation, or in which the Company's stockholders become entitled to receive cash, securities of the Company other than voting common stock, or securities of another issuer;

                             (F) upon the Executive's assignment to an office of
the Company located more than twenty-five (25) miles from its existing facility in Herndon, Virginia; and

                             (G) Executive's failure to be elected to, or his
removal from, the Board of Directors.

               (d) Disparaging Remarks. Throughout the Employment Period and during any period subsequent to the termination of the Employment Period during which the Executive receives any form of compensation from the Company, each of the Company and the Executive covenants to not make any disparaging remarks concerning the other, its or his operations, or its or his attorneys, relatives, employees, officers or directors to any persons either publicly or in private whether or not such disparaging remarks may be found to adversely affect the Executive or the Company, its employees, officers, or directors, as the case may be.

        5. AGREEMENT NOT TO COMPETE OR HIRE THE COMPANY'S EMPLOYEES AFTER TERMINATION.

               (a) The Executive agrees with the Company that the services that the Executive shall render during the Employment Period are unique, special and of extraordinary character and that the Company shall be substantially dependent upon such services to develop and market its products and to earn a profit. Accordingly, in consideration for employment by the Company and compensation and other benefits, during the Employment Period, and for a period of one (1) year after the Executive's employment is terminated (the "Restricted Period"), the Executive shall not directly or indirectly compete or interfere with the Company (or any division, subsidiary or other affiliate of the Company) in the provision of, development of, or marketing of the Business.

               (b) The term "compete" as used herein means to engage directly or indirectly either as a proprietor, partner, employee, agent, consultant, director, officer, stockholder or in any other capacity or manner whatsoever. The phrase "interfere with" includes, but is not limited to, soliciting or selling services or products which provide similar functions to any of the Company's services or products to any current or potential customer of the Company (it being understood that the Company refers to EIS(as the surviving corporation of the Merger, and not SER Systeme AG). The

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provisions of this Section shall not prevent the Executive from investing any assets in securities of any corporation provided that such investments do not, directly or indirectly, result in the Executive, family members and other affiliates, collectively (i) owning beneficially at any time five percent (5%) or more of the equity securities of any corporation engaged in a business competitive with the Company, or (ii) otherwise being able to control or actively participate in the business decisions of such competing business.

               (c) The Executive agrees not to employ or call upon any employee of the Company during the Restricted Period with the intent of enticing the employee away or out of the employ of the Company for any reason whatsoever.

               (d) The provisions of this Section 5 shall be enforced to the fullest extent permissible under the laws and public policies applied to each jurisdiction which enforcement is sought. If any particular provision or portion of this Section shall be adjudicated to be invalid or unenforceable, this Section shall be deemed amended to interpret such provision or portion thereof so adjudicated to be invalid or unenforceable to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable, such amendment to apply only with respect to the operation of this
Section in the particular jurisdiction in which such adjudication is made.

        6. NOTICES. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company.

        7. BINDING AGREEMENT; ASSIGNMENT. This Agreement shall be effective as of the date hereof and shall be binding upon and inure to the benefit of, the parties and their respective heirs, successors, assigns, and personal representatives, as the case may be. The Executive may not assign any rights or duties under this Agreement. The Company may not assign this Agreement, or its rights hereunder, except to a successor of the Company. As used herein, the successors of the Company shall include, but not be limited to, any successor by way of merger, consolidation, sale of all or substantially all of the assets, or similar reorganization or change in control.

        8. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding of the Executive and the Company with respect to the subject matter hereof and supersede any and all prior understandings written or oral. This Agreement may not be changed, modified or discharged orally, but only by an instrument in writing signed by the parties.

        9. ENFORCEABILITY. This Agreement has been duly authorized, executed and delivered and constitutes the valid and binding obligations of the parties hereto, enforceable in accordance with its terms. The undertakings herein shall not be construed as any limitation upon the remedies either party might, in the absence of this Agreement,



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have at law or in equity for any wrongs of the other party.

        10. GOVERNING LAW. The validity and construction of this Agreement or any of its provisions shall be determined under the internal laws of the Commonwealth of Virginia, without giving effect to its conflicts of laws provisions, and without regard to its place of execution or its place of performance. The parties irrevocably consent and agree to the exclusive jurisdiction of the courts of the Commonwealth of Virginia and the Federal courts of the United States of America located in the Commonwealth of Virginia.

        11. SEVERABILITY. If any one or more of the terms or provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part, or in any respect or in the event that any one or more of the provisions of this Agreement operated or would prospectively operate to invalidate this Agreement, then and in either of those events, such provision or provisions only shall be deemed null and void and shall not affect any other provision of this Agreement and the remaining provisions of this Agreement shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

        12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one Agreement.

        13. AMENDMENTS AND WAIVERS. This Agreement may, to the maximum extent permitted by applicable law, be amended by the parties, which amendment shall be set forth in an instrument executed by all of the parties. Any term, provision or condition of this Agreement (other than as prohibited by applicable law) may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver by either party of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the either party of any right under this Agreement shall be construed as a waiver of any other right.




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        IN WITNESS WHEREOF, the parties have executed and delivered this
Agreement on the date first above written.

For the Company:                        By the Executive:

By:    /s/ DR. PHILIP A. STOREY          /s/ JAMES E. McGOWAN
      --------------------------        ----------------------------
Title:     President
      --------------------------


        During the Employment Term, SER Systeme AG agrees to vote, or cause to be voted, all of voting shares of the Company beneficially owned by it from time to time for the election of Executive to the Board of Directors and against any proposal to remove Executive from the Board of Directors, and for any amendment to the Company's Certificate of Incorporation necessary for the adoption by the Company of the Stock Option Plan and the issuance of the options referred to in
Section 3(b) of this Agreement.

For SER Systeme AG:

By:  /s/ GERT J. REINHARDT
    -----------------------------
Title:   Chief Executive Officer
      ---------------------------

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                         SERSYS ACQUISITION CORPORATION
                                STOCK OPTION PLAN

                          STOCK OPTION GRANT AGREEMENT


     This Grant Agreement (the "Agreement") is entered into this day of __________ 2000, by and between SERSys Acquisition Corporation (the "Corporation"), a Delaware corporation, and James E. McGowan ("Grantee").

     Grantee and the Corporation agree that, until such time as securities issuable pursuant to the Plan become registered under the Securities Act of 1933, the grant of options hereunder and the purchase and sale of Common Stock upon exercise thereof are intended to comply with the exemption from registration provided by Rule 701 of the Securities Act of 1933 and each party hereto shall use his or its best efforts to comply with such Rule 701. To the extent that an exemption from registration under the Securities Act provided by Rule 701 is unavailable, the grant of options hereunder and the sale of Common Stock upon exercise thereof are intended to be exempt from registration under the Securities Act in reliance upon the private offering exemption contained in
Section 4(2) of the Securities Act, or other available exemption.

                                    ARTICLE 1
                                 GRANT OF OPTION

     SECTION 1.1 GRANT OF OPTIONS. Subject to the provisions of the Agreement, and pursuant to the provisions of the SERSys Acquisition Corporation Stock Option Plan (the "Plan"), Corporation hereby grants to Grantee, as of the Grant Date specified in Attachment A, a Stock Option (the "Option") of the type stated in Attachment A to purchase all or any part of the number and class of shares of Common Stock set forth on Attachment A at the exercise price per share ("Option Price") set forth on Attachment A.

     SECTION 1.2 TERM OF OPTIONS. Unless the Option granted pursuant to Section
1.1 terminates earlier pursuant to other provisions of the Agreement, including the expiration date specified in Attachment A, the Option shall expire on the day prior to the tenth (10th) anniversary of its Grant Date.

                                    ARTICLE 2
                                     VESTING

     SECTION 2.1 VESTING SCHEDULE. Unless the Option has earlier terminated pursuant to the provisions of the Agreement, Grantee shall become vested on the dates specified on Attachment A in a portion of the Option with respect to a percentage or number of the underlying shares in accordance with the vesting schedule specified on Attachment A; provided that Grantee shall have been in the continuous employ of or affiliation (as a consultant or director) with the Corporation from the Grant Date through any such date.

                                    ARTICLE 3
                               EXERCISE OF OPTION

     SECTION 3.1 EXERCISABILITY OF OPTION. No portion of the Option granted to Grantee shall be exercisable by Grantee prior to the time such portion of the Option has vested.

     SECTION 3.2 MANNER OF EXERCISE. The Option may be exercised, in whole or in part, by delivering written notice to the Committee in the form attached hereto as Attachment B or in such other form as the Committee may require from time to time. Such notice shall specify the number of shares of Common Stock subject to the Option as to which the Option is being exercised, and shall be accompanied by full payment of the Option Price of the shares of Common Stock as to which the Option is being exercised. Payment of the Option Price shall be made in cash (or cash equivalents acceptable to the Committee in the Committee's discretion). In the Committee's sole and absolute discretion, the Committee may authorize payment of the Option Price to be made, in whole or in part, by such other means as the Committee may prescribe. The Option may be exercised only in multiples of whole shares and no partial shares shall be issued.

     SECTION 3.3 ISSUANCE OF SHARES AND PAYMENT OF CASH UPON EXERCISE. Upon exercise of the Option, in whole or in part, in accordance with the terms of the Agreement and upon payment of the Option Price for the shares of Common Stock as to which the Option is exercised, the Corporation shall issue to Grantee or, in the event of Grantee's death, to Grantee's executor, personal representative or the person to whom the Option shall have been transferred by will or the laws of descent and distribution, as the case may be, the number of shares of Common Stock so paid for, in the form of fully paid and nonassessable Common Stock. The stock certificates for any shares of Common Stock issued hereunder shall, unless such shares are registered or an exemption from registration is available under applicable federal and state law, bear a legend restricting transferability of such shares.

                                    ARTICLE 4
                            TERMINATION OF EMPLOYMENT

     SECTION 4.1 UNVESTED PORTION. Unless the Option has earlier terminated pursuant to the provisions of this Agreement, the unvested portion of the Option shall terminate upon termination of Grantee's employment or affiliation (as a consultant or director) with the Corporation for any reason.

     SECTION 4.2 TERMINATION OF EMPLOYMENT OR AFFILIATION FOR REASON OTHER THAN DEATH OR DISABILITY. Unless the Option has earlier terminated pursuant to the provisions of the Agreement, the Option granted to Grantee shall terminate in its entirety, regardless of whether the Option is vested in whole or in part, six (6) months after the date Grantee is no longer employed by, nor affiliated (as a consultant or director) with, the Corporation for any reason other than Grantee's death or Disability. Notwithstanding the foregoing, the Option granted to Grantee shall terminate in its entirety, regardless of whether the Option is vested in whole or in part, upon the termination of the Grantee's employment or affiliation (as a consultant or director)


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with the Corporation by resignation or by the Corporation for "cause". If
Grantee is a party to a written employment agreement with the Corporation which contains a definition of "cause", "termination for cause" or any other similar term or phrase, whether such Grantee is terminated for "cause" pursuant to this
Section 4.2 shall be determined according to the terms of and in a manner consistent with the provisions of such written employment agreement. If Grantee is not party to such a written employment agreement with the Corporation, then for purposes of this Section 4.2, "cause" shall mean the failure by the Grantee to perform his or her duties as assigned by the Corporation in a reasonable manner; any act by the Grantee of dishonesty or bad faith with respect to the Corporation; chronic addiction to alcohol, drugs or other similar substances affecting the Grantee's work performance; or the commission by the Grantee of any act, misdemeanor, or crime reflecting unfavorably upon the Grantee or the Corporation. The good faith determination by the Committee of whether the Grantee's employment was terminated by the Corporation for "cause" pursuant to the preceding sentence shall be final and binding for all purposes hereunder.

     SECTION 4.3 UPON GRANTEE'S DEATH. Unless the Option has earlier terminated pursuant to the provisions of the Agreement, upon Grantee's death Grantee's executor, personal representative or the person to whom the Option shall have been transferred by will or the laws of descent and distribution, as the case may be, may exercise all or any part of the vested portion of the Option, provided such exercise occurs within twelve (12) months after the date Grantee dies, but not later than the end of the stated term of the Option.

     SECTION 4.4 TERMINATION OF EMPLOYMENT OR AFFILIATION BY REASON OF DISABILITY. Unless the Option has earlier terminated pursuant to the provisions of the Agreement, in the event that Grantee ceases, by reason of Disability, to be an employee of or affiliated (as a consultant or director) with the Corporation, the vested portion of the Option may be exercised in whole or in part at any time within twelve (12) months after the date of Disability, but not later than the end of the stated term of the Option. For purposes of this Agreement, Disability shall be as defined in Code Section 22(e)(3) and shall be determined by the Committee, with its determination on the matter being final and binding.

                                    ARTICLE 5
                                  MISCELLANEOUS

     SECTION 5.1 NON-GUARANTEE OF EMPLOYMENT. Nothing in the Plan or the Agreement shall be construed as a contract of employment between the Corporation (or an affiliate) and Grantee, or as a contractual right of Grantee to continue in the employ of the Corporation or an affiliate, or as a limitation of the right of the Corporation or an affiliate to discharge Grantee at any time.

     SECTION 5.2 NO RIGHTS OF STOCKHOLDER. Grantee shall not have any of the rights of a stockholder with respect to the shares of Common Stock that may be issued upon the exercise of the Option until such shares of Common Stock have been issued to him upon the due exercise of the Option.

     SECTION 5.3 NOTICE OF DISQUALIFYING DISPOSITION. If Grantee makes a disposition (as that term is defined in Section 424(c) of the Code) of any shares of Common Stock acquired pursuant to the exercise of an Incentive Stock Option within two (2) years of the Grant Date or within one (1) year after the shares of Common Stock are transferred to Grantee, Grantee shall notify the Committee of such disposition in writing.

     SECTION 5.4 WITHHOLDING OF TAXES. The Corporation or any affiliate shall have the right to deduct from any compensation or any other payment of any kind (including withholding the issuance of shares of Common Stock) due Grantee the amount of any federal, state or local taxes required by law to be withheld as the result of the exercise of the Option or the disposition (as that term is defined in Section 424(c) of the Code) of shares of Common Stock acquired pursuant to the exercise of the Option; provided, however, that the value of the shares of Common Stock withheld may not exceed the statutory minimum withholding amount required by law. In lieu of such deduction, the Committee may require Grantee to make a cash payment to the Corporation or an affiliate equal to the amount required to be withheld. If Grantee does not make such payment when requested, the Corporation may refuse to issue any Common Stock certificate under the Plan until arrangements satisfactory to the Committee for such payment have been made.

     SECTION 5.5 NONTRANSFERABILITY OF OPTION. The Option shall be nontransferable otherwise than by will or the laws of descent and distribution. During the lifetime of Grantee, the Option may be exercised only by Grantee or, during the period Grantee is under a legal disability, by Grantee's guardian or legal representative.

     SECTION 5.6 AGREEMENT SUBJECT TO CHARTER AND BYLAWS. This Agreement is subject to the Charter and Bylaws of the Corporation in effect as of the date hereof, and any applicable Federal or state laws, rules or regulations, including without limitation, the laws, rules, and regulations of the State of Delaware.

     SECTION 5.7 GENDER. As used herein the masculine shall include the feminine as the circumstances may require.

     SECTION 5.8 HEADINGS. The headings in the Agreement are for reference purposes only and shall not affect the meaning or interpretation of the Agreement.

     SECTION 5.9 NOTICES. All notices and other communications made or given pursuant to the Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail, addressed to Grantee at the address contained in the records of the Corporation, or addressed to the Committee, care of the Corporation for the attention of its Secretary at its principal office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.

     SECTION 5.10 ENTIRE AGREEMENT; MODIFICATION. The Agreement contains the entire agreement between the parties with respect to the subject matter contained herein and may not be modified, except as provided in the Plan or in a written document signed by each of the parties hereto.

     SECTION 5.11 CONFORMITY WITH PLAN. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan, which is incorporated herein by reference. Unless stated otherwise herein, capitalized terms in this Agreement shall have the same meaning as defined in the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in the Agreement or any matters as to which the Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan and Grant Agreements related thereto, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan. The Grantee acknowledges by signing this Agreement that he or she has received and reviewed a copy of the Plan.

     IN WITNESS WHEREOF, the parties have executed the Agreement as of the date first above written.


ATTEST:                               SERSYS ACQUISITION CORPORATION

                                      By:
------------------------                 ---------------------------------------



WITNESS:                              GRANTEE


------------------------              ------------------------------------------

                                  ATTACHMENT A

STOCK OPTION GRANTED TO JAMES E. MCGOWAN

TYPE OF OPTION:               ISO TO THE MAXIMUM EXTENT PERMITTED BY LAW WITH
ANY EXCESS CONSTITUTING A NONQUALIFIED STOCK OPTION.

GRANT DATE:                   EFFECTIVE TIME

NUMBER AND CLASS
OF SHARES:                    50,000 SHARES OF COMMON STOCK


EXERCISE PRICE PER SHARE:     $69.20  PER SHARE

EXPIRATION DATE:

The Option shall expire on January 1, 2005, if a public offering of the Common Stock that requires registration under the Securities Act (an "IPO") has not been consummated by that date. If an IPO of the Common Stock has been consummated by January 1, 2005, the Option shall not expire until the 10th anniversary of the Grant Date.


VESTING SCHEDULE:

A.   Regular Vesting. The Option shall be vested as to:

1. 50% of the underlying shares subject to the Option on the first anniversary of the Grant Date; and an additional

2. 50% of the underlying shares subject to the Option on the second anniversary of the Grant Date.

B. Accelerated Vesting. The Option shall become vested as to 100% of the underlying shares subject to the Option in the event of the following:

1. A termination by the Corporation without "cause" or by the Grantee for "good reason," as defined in Section 4 of the Employment Agreement between the Company and Grantee of even date herewith, of Grantee's employment or affiliation (as a consultant or director) with the Corporation.

2. The consummation of an IPO of the Common Stock.

                                  ATTACHMENT B
                                  EXERCISE FORM

 SERSys Acquisition Corporation
[Address]
[Address]

Gentlemen:

     1. Exercise of Stock Option. I hereby exercise the [Insert Type] ______________Stock Option (the "Stock Option") granted to me on
____________________, 199____, by SERSys Acquisition Corporation (the "Corporation"), subject to all the terms and provisions thereof and of the SERSys Acquisition Corporation Stock Option Plan (the "Plan"), and notify you of my desire to purchase ____________ shares (the "Shares") of Common Stock of the Corporation at a price of $___________ per share pursuant to the exercise of said Stock Option.

     2. Information about the Corporation. I am aware of the Corporation's business affairs and financial condition and have acquired sufficient information about the Corporation to reach an informed and knowledgeable decision to acquire the Shares.

     3. Tax Consequences. I am not relying upon the Corporation for any tax advice in connection with this option exercise, but rather am relying on my own personal tax advisors in connection with the exercise of the Stock Option and any subsequent disposition of the Shares.

     4. Tax Withholding. I understand that, in the case of a nonqualified stock option, I must submit upon demand from the Corporation an amount in cash or cash equivalents sufficient to satisfy any federal, state or local tax withholding applicable to this Stock Option exercise, in addition to the purchase price enclosed, or make such other arrangements for such tax withholding that are satisfactory to the Corporation, in its sole discretion, in order for this exercise to be effective.

     5. Unregistered Shares. The following shall apply in the event the Shares purchased herein are not registered under the Securities Exchange Act of 1933, as amended:

          (a) I am acquiring the Shares for my own account for investment with no present intention of dividing my interest with others or of reselling or otherwise disposing of any of the Shares.

          (b) The Shares are being issued without registration under the Securities Act of 1933, as amended (the "Act"), in reliance upon the exemption provided by Section 3(b) of the Act for employee benefit plans, contained in Rule 701 promulgated thereunder, or in lieu thereof upon the private offering exemption contained in Section 4(2) of the Act, and such reliance is based in part on the above representation.

          (c) Since the Shares have not been registered under the Act, they must be held indefinitely until an exemption from the registration requirements of the Act is available or they are subsequently registered, in which event the representation in Paragraph (a) hereof shall terminate. As a condition to any transfer of the Shares, I understand that the Corporation will require an opinion of counsel satisfactory to the Corporation to the effect that such transfer does not require registration under the Act or any state securities law.

          (d) The issuer is not obligated to comply with the registration requirements of the Act or with the requirements for an exemption under Regulation A under the Act for my benefit.

          (e) The certificates for the shares to be issued to me shall contain appropriate legends to reflect the restrictions on transferability imposed by the Act.


Total Amount Enclosed:  $
                         ----------


Date:
     ------------------------      ---------------------------------------------
                                   (Optionee)



                                   Received by  SERSys Acquisition Corporation

                                   On:                         , 19
                                      -------------------------    ------

                                   By:
                                      -----------------------------------




                                       8